Fidelity Rutland Square Trust [Dechert Letterhead] Page 1

[Dechert Letterhead]

March 14, 2006

Fidelity Rutland Square Trust

82 Devonshire Street

Boston, MA 02109

Ladies and Gentlemen:

We have acted as counsel for Fidelity Rutland Square Trust (the "Registrant") and its separate series, PAS International Fund of Funds (the "Fund"), and we are familiar with the Registrant's registration statement with respect to the Fund under the Investment Company Act of 1940, as amended, and with the initial registration statement filed on Form N-1A relating to its shares under the Securities Act of 1933, and with its subsequently filed amendments thereto (collectively, the "Registration Statement"). Registrant is organized as a statutory trust under the laws of the State of Delaware. We have examined Registrant's Amended and Restated Trust Instrument made as of May 13, 2005, and other materials relating to the authorization and issuance of shares of beneficial interest of Registrant and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the Fund's shares proposed to be sold pursuant to Post-Effective Amendment No. 3 under the Securities Act of 1933 to the Registration Statement (the "Amendment"), when effective, will have been validly authorized and, when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by Registrant against receipt of the net asset value of the shares of the Fund, as described in the Amendment, will have been legally and validly issued and will be fully paid and non-assessable by Registrant.

We hereby consent to the filing of this opinion as an exhibit to the Amendment, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Fund's shares of beneficial interest, as indicated above, and to references to our firm, as counsel to Registrant, in the Fund's Prospectus and Statement of Additional Information to be dated as of the effective date of the Amendment.

We are members of the Bar of the Commonwealth of Massachusetts and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the Commonwealth of Massachusetts. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

/s/ Dechert LLP

Dechert LLP